Exhibit 99.1

Medbox and Shareholder Group Led by Founder

Amend Voting Agreement

- Shareholder Group Voluntarily Cancels Shares,

Effectively Relinquishing Majority Voting Position -

(Los Angeles, CA, August 26, 2015) — Medbox, Inc. (OTCQB: MDBX), a provider of specialized services to the cannabis sector, including operators of dispensaries, cultivation centers, manufacturers and research facilities in those states where approved, today announced that Medbox and VM Group, a shareholder group led by its founder, P. Vincent Mehdizadeh, have agreed to amend a voting agreement in connection with the company’s shares.

Under terms of the voting agreement amendment, VM Group executed a majority shareholder consent to eliminate certain super voting rights from the company’s Series A Preferred Stock, and further deferred VM Group’s right to appoint a director to the company’s board. The amendment also extended the expiration date of the voting agreement to July 2018, and the company agreed to accelerate the remaining $328,877 payments due on a promissory note to a member of VM Group.

Medbox also announced that VM Group voluntarily cancelled and retired all of its two million Medbox preferred shares and three million of its Medbox common shares, effectively relinquishing VM Group’s majority voting position.

“The action of VM Group has the effect of extending greater voting authority among all shareholders and should have a positive long-term impact on the company’s corporate structure,” said Jeff Goh, President and interim Chief Executive Officer of Medbox. “As a management team, we will continue to focus our attention on growing the company and enhancing shareholder value, and aggressively pursuing the many opportunities that we believe are ahead for us in the burgeoning marijuana sector.”

About Medbox, Inc.

Medbox, Inc., a leader in the rapidly emerging cannabis sector, provides specialized services to operators of dispensaries, cultivation centers, manufacturers and research facilities in those states where approved. Through trusted clients and affiliates, the company promotes efficient, consistent, high quality products that are priced right, readily available and safely packaged.

For more information about the company or to explore partnership, please visit www.medbox.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of federal securities laws. Such statements, including, but not limited to, VM Group’s action having a positive long-term impact on the company’s corporate structure, are based on current beliefs and expectations and are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the company’s control. In addition, certain forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties also include, but are not limited to, regulatory developments in the industry, as well as political and economic conditions present within the industry. For a more detailed description of the risk factors associated with the company, please refer to the company’s latest Annual Report on Form 10-K, and in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission thereafter. The company does not assume any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made, unless required by law.

For more information, contact:

Janet Simmons

PondelWilkinson Inc.

310-279-5980

pwinvestor@pondel.com